(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

CERTAIN IDENTIFIED CONFIDENTIAL INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT BECAUSE IT IS (I) CUSTOMARILY AND ACTUALLY TREATED AS PRIVATE OR CONFIDENTIAL AND (II) NOT MATERIAL.

CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE DESIGNATED BY [***].

Lease no.: 11-486-1007-6

COMMERCIAL LEASE CONTRACT

LANDLORD: Tuborg Havnevej I/S, CVR no.: 32 88 60 94

TENANT: Ascendis Pharma A/S, CVR no.: 29 91 87 91

THE PREMISES: Tuborg Boulevard 12, 2900 Hellerup

(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

TABLE OF CONTENTS

Preamble

§ 1. The parties and the leased property

§ 2. Application

§ 3. Entry into force

§ 4. Termination

§ 5. Relinquishment and reinstatement

§ 6. Subletting

§ 7. Handover of the rented property

§ 8. Annual benefits and deposit

§ 9. Consumption accounts (heat, water, etc.)

§ 10. Profit and loss account (operating and service expenses)

§ 11. Other expenditure and types of expenditure

§ 12. Taxes and fees

§ 13. Shared facilities

§ 14. Pristals/Percent Regulation

§ 15. Adjustment of rent to market rent

§ 16. Maintenance and renewals

§ 17. House rules and use of outdoor and common areas

§ 18. Responsibility and risk

§ 19. Moving out and returning the rented property

§ 20. VAT

§ 21. Disputes

§ 22. Registration and costs

(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

LEASE AGREEMENT

Preamble

Since 1 July 2018 and 1 January 2019, respectively, the tenant has been the tenant of several leases in the property located Tuborg Boulevard 12, 2900 Hellerup. As of 15 January and 1 April 2025, the Tenant took over additional leases in the property, after which the leased premises will constitute the Premises, as stated in § 1.2 below.

This lease agreement thus covers the entire lease, although the lease may contain separate conditions that only concern either the original or new parts of the lease. In such cases, this will be specifically stated.

This lease agreement will enter into force on 1 July 2025, and replaces in its entirety the lease agreements previously entered into by the Tenant and the Landlord in the property.

§ 1.

The parties and the leased property

§ 1.1 Tuborg Havnevej I/S v/PKA Ejendomme, Dyregårdsvej 1, 2740 Skovlunde, (Landlord) hereby rents to

Ascendis Pharma A/S Tuborg Boulevard 12

2900 Hellerup

CVR no.: 29 91 87 91

(Tenant)

the following premises at Tuborg Boulevard 12, st. leases 6, 7 and 8, entire 1st floor, 2nd floor leases

15, 16 and 18, the entire 4th floor and basement leases 1 and 2, 2900 Hellerup in the property Tuborg Boulevard 12, matr. no. 5ac, Hellerup:

Lease	Office m²	Share of canteen	Share of common above ground	Share of common sub-terrain	Total
Basement Lease 1	[***]	[***]	[***]	[***]	[***]

(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

Basement Lease 2	[***]	[***]	[***]	[***]	[***]
Stuen Lease 6	[***]	[***]	[***]	[***]	[***]
Stuen Tenancy 7	[***]	[***]	[***]	[***]	[***]
Stuen Lease 8	[***]	[***]	[***]	[***]	[***]
1st floor Lease 10-14	[***]	[***]	[***]	[***]	[***]
2nd floor lease 15	[***]	[***]	[***]	[***]	[***]
2nd floor lease 16	[***]	[***]	[***]	[***]	[***]
2nd floor lease 18	[***]	[***]	[***]	[***]	[***]
4th floor Lease 23-26	[***]	[***]	[***]	[***]	[***]
Total	[***]	[***]	[***]	[***]	[***]

Parking spaces in the basement under the property Tuborg Boulevard 12	[***]	pcs.
Parking spaces in the basement under the property Tuborg Havnevej 15	[***]	pcs.
Parking spaces on terrain	[***]	pcs.
Parking spaces in total	[***]	pcs.

as shown in the drawing attached as Appendix 1 and with the extent inspected by the Tenant.

§ 1.2 The leases 2, 7-8, 10-14, 15 and 18 are collectively referred to in this lease as the Original Areas.

The leases 1, 6, 16, and 23-26 are collectively referred to in this lease as the New Areas.

§1.3 The calculation of the gross area is binding by the Landlord, and Land Ordinance No. 311 of 27 June 1983 does not apply, as long as it is not to the detriment of the tenant.

§1.4 The parking spaces are assigned in more detail by the Landlord, and are currently located cf. Appendix 6 (drawing), but the Landlord can move around the parking spaces in the basement with 1 month's notice.

§ 2.

(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

Application

§ 2.1 The rented property must be used for office and administration and may not be used for any other purpose without the landlord's written consent. The lease may not be used for housing or night stays.

§ 2.2 The landlord guarantees that the use of the leased property for the above-specified business at the time of entry into force does not conflict with the local plan or other public planning.

§ 2.3 The Landlord bears neither responsibility nor risk for the Tenant's specific use of the Tenancy. The tenant is therefore responsible for ensuring that the agreed use is not covered by special public regulations and is obliged to obtain and maintain all permits required with regard to the layout and operation of the leased premises, including regulations relating to environmental and fire conditions. The landlord must be informed of the regulatory requirements without undue delay and receive a copy of the necessary permits.

§ 2.4 The tenant's use must not cause nuisance to odors, noise or light or in any other way be a nuisance to other tenants in the property or others. The tenant must ensure that their staff and others who have access to the rented property handle this responsibly.

§ 2.5 Changes to the rented property may only be made with the written approval of the Landlord. The tenant has the right, according to the landlord's reasonably justified instructions, to carry out installations and alterations when the changes are made in order to meet requirements from a public authority regarding contractual use of the rented property. The Landlord may require the Tenant, before a change is made, to pay a reasonable deposit in the Landlord's discretion as security for the restoration obligation. However, such a deposit is not only a security deposit for the aforementioned expenses, but also a security for any outstanding balance between the Tenant and the Landlord.

§ 2.6 The Renter is liable for any damage – including accidental damage – that is inflicted on the rented property or the property in general as a result of the Renter's installations, alterations or other disposal of the rented property.

§ 2.7 The Landlord is entitled to rent out or use other premises in the property for the same industry and the same use as the Tenant's.

§ 2.8 Signage, flags and other forms of advertising on and around the property as well as the establishment of awnings, sun shading and the like may only be carried out with the Landlord's prior written approval. The signage, etc., is established by the Tenant and at the Renter's expense, and it is the responsibility of the Tenant to meet all regulatory requirements and obtain regulatory approval.

§ 2.9 All costs in connection with the above measures are paid by the Renter, who is obliged to obtain all regulatory approvals himself and ensure that any conditions for the approval are constantly met.

§ 2.10 Upon moving out, the Tenant must, at his own expense, remove any traces of objects placed on the property in accordance with the above, including re-establishing facades, etc., unless the Landlord waives the requirement in writing.

(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

§ 3.

Entry into force

§ 3.1 The Lease Agreement enters into force on 1 July 2025, and replaces previously entered into agreements between the Tenant and the Landlord on this date.

§ 3.2 When the Tenant's redevelopment of the Lease, cf. § 7.3, has been completed, which is expected to be in September 2025, a takeover transaction will be held for the New Areas, and the Landlord will prepare a move-in report including photos, which will be attached to the lease agreement as Appendix 3.2. The tenant notifies the landlord of the completion of the renovation and renovation, who then causes the parties to be summoned to a joint review of the lease with a view to preparing a move-in report.

§ 4.

Termination

§ 4.1 The lease is non-terminable from the Landlord's side until 1 July 2040, after which it can be terminated with 12 months' notice to end and move out on the 1st of a quarter.

§ 4.2 The lease is non-terminable from the Tenant's side until 1 July 2035, after which it can be terminated with 12 months' notice to end and move out on the 1st of a quarter.

§ 4.3 If the Tenant had to terminate the leased property earlier than 15 years after the date of entry into force, cf. § 3.1, the Tenant must pay to the Landlord a moving out penalty, cf. Appendix 8, corresponding to the remaining amount of the Landlord's investment in rebuilding and renovating the rented property. The amount is due in its entirety on the date of termination in such case. The landlord is entitled to offset his claim for payment of the moving out penalty against the deposit.

§ 4.4 The landlord has the right to place his own rental sign or equivalent on and in the façade of the tenancy during the notice period. During the same period, the Tenant is obligated – at the Landlord's request – to give potential future tenants access to an inspection of the tenancy.

§ 4.5 It has been specifically agreed that the Tenant is entitled to terminate the total leased area of

The 2nd floor or the 4th floor will cease no earlier than five (5) years after the entry into force of this part of the leased building, cf. section 3.1. Partial termination must be made with a minimum of 12 months' notice to end and move out on the 1st of a quarter.

§ 4.6 In the event of the Tenant's partial termination of the total area on the 2nd or 4th floor, cf. § 4.5, the Tenant must pay a move-out penalty to the Landlord, cf. Appendix 8, corresponding to the share of the remaining amount of the Landlord's investment in rebuilding and renovating this part of the rented

(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

property at the time of termination. The amount is due in full on the date of cessation of the areas on the 2nd or

4th floor. The landlord is entitled to set off his claim for payment of the moving out penalty against the deposit.

§ 4.7 If the tenant exercises the right to partially terminate the areas on the 2nd or 4th floor, the distribution figures, all area-dependent services, cf. §§ 8-12 and the proportion of parking spaces shall be adjusted accordingly. The new distribution figures and parking spaces in the event of termination of the 2nd or

The 4th floor will then be as follows:

	Delopsays 2. sal	Delopsays 4. sal
Distribution figures §9	10.128,10	8.956,40
Distribution figures §10	8.862,00	7.776,50
Distribution figures §12	8.862,00	7.776,50
Parking spaces	77	68

§ 5.

Relinquishment and reinstatement

§ 5.1 The Tenant has the right to relinquish this lease unless the Landlord has justified objections to a new tenant's professional and financial circumstances or the Landlord otherwise has other weighty objections. Thus, the landlord is also entitled to refuse relinquishment if the incoming tenant's business may be in competition with other tenants in the Eden judgment.

§ 6.

Subletting

§ 6.1 The Tenant has the right to fully or partially sublet the lease for office activities to a legal person or a company if the Landlord cannot raise any justified objections against the person, including in relation to the person's professional and financial circumstances. Furthermore, the Landlord shall always be entitled to reject a potential subtenant if his business may be in competition with other tenants in the Property, however, not if this business corresponds to the Renter's own business. At the Landlord's request, the Tenant is obliged to send a copy of the sublease agreement to the Landlord. Subletting to companies or companies that are affiliated with the Tenant does not require the Landlord's consent. However, the Tenant must loyally inform the Landlord of this.

§ 7.

Handover of the rented property

(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

§ 7.1 The Original Areas have been taken over, newly renovated, cf. drawing Appendix 1 and technical description Appendix 4a.

§ 7.2 The tenant carries out a rebuilding and renovation of the New Areas, so that these areas per Land Area. The date of entry into force is taken over newly renovated and as further described in Appendix 4b.

§ 7.3 The costs for rebuilding and renovating the leased premises as a result of the takeover of the New Areas are estimated at DKK [***] excluding VAT. The Landlord provides a contribution of DKK 10 million excl. VAT for the Tenant's rebuilding and renovation of the New Areas. It has been agreed that the Landlord will also finance a fixed amount of DKK 25,449,071 excluding VAT on the total renovation costs against the Renter's payment of a Rent Supplement, as defined and further described in section 8.2. The landlord's financing of the said amount is independent of whether the total renovation costs exceed the estimated amount. The Landlord's subsidy, DKK 10 million and financing DKK 25,449,071, will be paid to the Tenant when the Lease enters into force.

§ 8.

Annual benefits and deposit

§ 8.1 The annual rent is (incl. rent supplement) DKK 25.161.356,15,- which appears as follows:

Ground floor, lease 6	[***]	[***]	[***]	[***]	[***]
Ground floor, lease 7	[***]	[***]	[***]	[***]	[***]
Ground floor, lease 8	[***]	[***]	[***]	[***]	[***]
Year 1	[***]	[***]	[***]	[***]	[***]
2nd floor lease 15	[***]	[***]	[***]	[***]	[***]
2nd floor lease 16	[***]	[***]	[***]	[***]	[***]
2nd floor lease 18	[***]	[***]	[***]	[***]	[***]
Year 4	[***]	[***]	[***]	[***]	[***]
Basement, warehouse lease 2	[***]	[***]	[***]	[***]	[***]
Basement, warehouse lease 1	[***]	[***]	[***]	[***]	[***]
Rent surcharge (see § 8.2)	[***]	[***]	[***]	[***]	[***]

(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

Total	[***]	[***]	[***]	[***]	[***]
106 parking spaces	[***]		[***]	per pitch	[***]

§ 8.2 The Tenant is obliged to pay an annual additional rent corresponding to DKK [***] plus VAT (the "Rent Supplement"). The rent supplement is paid in addition to the annual rent in force at any given time as payment for the Landlord's financing of the conversion. A proportionate share of the Rental Supplement is collected and paid for the first time together with the rent for the Rental Measure. The Tenant must pay the Additional Rent for 15 years, after which payment of the Rent Supplement lapses.

Section 13 does not apply to the Rent Supplement.

If the Tenant vacates the lease, or the lease is otherwise terminated - regardless of the reason for this - within 15 years after the entry into force of the New Areas and the Tenant has thus not paid the Rent Supplement for 15 years, the Tenant is obliged to pay a penalty to the Landlord, cf. § 4 and Appendix 8. However, the Tenant is obliged to make payment immediately on the Landlord's request, if the Lease is vacated prematurely by the Tenant without due notice, or the Landlord as a result of the Tenant's breach of contract terminates the Lease.

In the event of partial termination of the areas located on the 2nd or 4th floor, a proportion of the Rent Supplement will be waived based on the size of the share of the terminated area in relation to the total leased area. The rental supplement amounts to DKK [***] per m2

Year 2	DKK [***]	[***]
4th floor	DKK [***]	[***]

The rent and the Rent Supplement are due for payment quarterly in advance each on 1 January, 1 April,

July 1 and October 1.

§ 8.3 The first payment of Rent and Rent Supplement for the total lease as specified in § 1 takes place as of the date of entry into force, where rent is paid for the period from the date of entry into force until the end of the quarter in question.

§ 8.4 In connection with the original lease agreements, the Tenant has paid a deposit of up to 6 months' rent for the Original Areas, corresponding to [***]. The Tenant has also made payment of the deposit in accordance with the previously applicable rent for the New Areas. No later than at the same time as the Tenant signs this lease, the Tenant is obliged to make payment to the Landlord of an additional deposit for the New Areas, so that the total security corresponds to 6 months' current rent, excluding the rent supplement for the total lease. The Landlord sends a separate charge to the Tenant on this.

(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

§ 8.5 This deposit is guaranteed as security for any outstanding balance between the Tenant and the Landlord in connection with the tenancy, including as security for the Tenant's obligations in connection with moving out. The deposit is withheld until any outstanding balance between the parties has been settled.

§ 8.6 No interest is paid on the deposit. In the event of rent increases, the Landlord may require the Tenant to increase his deposit by cash payment, so that the total security at all times corresponds to 6 months' current rent, excluding the rent supplement.

§ 8.7 In addition to the rent, the Tenant pays a share of the expenses in accordance with the consumption accounts, cf. section 9, and a share of the expenses, cf. sections 10-12.

§ 8.8 All claims arising from this contract or the Commercial Lease Act are obligatory monetary payments.

§ 8.9 The tenant cannot refrain from paying rent or other services on the due date or make deductions from this, even if he may have a counterclaim against the landlord.

§ 9.

Consumption accounts (heat, water, etc.)

§ 9.1 The landlord ensures the supply of heating and hot water. The Renter is obliged to purchase all of his consumption of heating and hot water according to the Landlord's instructions, and the Renter pays for this in accordance with the guidelines below. The Tenant may not establish any other heat supply without the Landlord's written consent.

§ 9.2 The consumption accounts are prepared collectively for premises in the property or for units that have a common heat supply with it. The landlord may reduce or expand the units that have a common heat supply with the property and change the distribution among the units that participate in the joint heat supply.

§ 9.3 The consumption accounts include the expenses listed below, subject to the reservation for unknown and/or new expenses.

§ 9.4 For the financial year 2025, the expenses for the entire property are budgeted as follows

Property area:		18.615,90
The lease's share:			12.370,50
Expenses:		The property's share	Share of the lease
District heating	Kr.	800.000	531.610
Energy management	Kr.	18.000	11.961
Energy labelling	Kr.	10.000	6.645

(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

Repairs and maintenance of heating systems	Kr.	18.000	11.961
CTS	Kr.	138.000	91.703
Heating systems, deposits	Kr.	605.000	402.030
Fee	Kr.	26.000	17.277
Total excl. VAT	kr.	1.615.000	1.073.188

§ 9.5 The lease's share of the costs for heat consumption, energy labelling, etc. is estimated at DKK

1,073,188 p.a. excl. VAT.

§ 9.6 The costs of heat consumption shall be distributed among the tenants on the basis of distribution meters in the leases to the extent that they exist, and on the basis of criteria established by a heating engineer chosen by the Landlord, taking into account, among other things, the area and the room and male shares. All other expenses are distributed among the tenants in the property in proportion to the area of the individual lease in relation to the total area of the property at any given time, which is 18,615.90 m². However, expenses that can only be attributed to one or more of the individual leases in the property are distributed among these tenants in proportion to the gross areas involved. The lease's share is 12,370 m2 / 18,615.90 m², but can be changed, cf. § 1. The landlord is entitled to change the distribution key in the areas of the lease or property at any time and without notice, as long as it is not to the detriment of the tenant.

§ 9.7 If the Landlord deems that a Tenant's business will result in an increase beyond the usual in the costs of, for example, refuse collection or other expenses, the Landlord may impose a proportionately larger payment of the expenses in question on the Tenant and thus deviate from the otherwise applicable distribution principles.

§ 9.8 To cover the consumption expenses, the Tenant pays a quarterly advance contribution, which is deducted from the final calculated expense for the financial year in question. This contribution on account may be changed at any time and without notice so that it always covers the actual expenses.

§ 9.9 The final statement of the consumption accounts expenses is made once a year, as of 1 January-present. The landlord can reschedule the consumption accounting period with 2 weeks' written notice, and the rescheduling period may comprise more or less than 12 months.

§ 9.10 If, as a result of an error or oversight, the Landlord has omitted to include an expense item in the accounts or included it with an amount that is too small, the Landlord is entitled, regardless of the size thereof, to either transfer the omitted expense item or any difference to the following consumption accounts or to collect the amount when the error is found.

(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

§ 9.11 The landlord is not responsible for temporary disturbances in the heating and hot water supply, but must remedy such disturbances as soon as possible.

§ 9.12 Even though the contract covers the supply of heating and hot water throughout the year, the Landlord may interrupt the hot water supply during the summer without compensation to the extent necessary for the purpose of inspection of the system, etc.

§ 9.13 If the Tenant objects to the consumption accounts, and the Landlord rejects them, the Tenant's objection is deemed to have lapsed, unless the Tenant within 2 weeks after receipt of the Landlord's rejection notifies the Landlord in writing that the objection is maintained and that the Tenant therefore wishes the case to be brought before the Housing Court.

§ 10.

Profit and loss account (operating and service expenses)

§ 10.1 In addition to the agreed rent and the expenses mentioned in §§ 9, 11 and 12, the Landlord is entitled to claim reimbursement of operating expenses relating to the property, which are listed below. Unless otherwise stated, the Landlord is responsible for all measures regarding the property costs in return for reimbursement of these, cf. below.

§ 10.2 The income statement includes the expenses listed below, subject to the reservation for unknown and/or new expenses.

§ 10.3 For the financial period 2025, the expenses for the entire property are budgeted as follows:

Condominium 1 above ground:		12.679,70
The lease's share above ground:			11.439,10
Expenses:		The property's share	The part of the lease
Land tax	Kr.	984.755	888.406
Cover charge	Kr.	2.599.586	2.345.239
Rat control	Kr.	2.569	2.318

The property's area above ground:		16.342,30
The lease's share above ground:			11.439,10
Expenses:		The property's share	The lease's application of the

(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

Electricity for indoor and outdoor common areas	Kr.	500.000	349.984
Electricity tax	Kr.	400.000	279.988
Water for common areas incl. the canteen	Kr.	200.000	139.994
Caretaker	Kr.	710.000	496.978
Service subscription ventilation	Kr.	115.000	80.496
Service subscription automation on windows	Kr.	20.000	13.999
Service subscription revolving doors	Kr.	17.000	11.899
Cleaning of grease traps and wells	Kr.	17.000	11.899
Lifts - Statutory inspection and fall tests	Kr.	35.000	24.499
Service subscription elevators and alarm line	Kr.	8.000	5.600
Service subscription sprinkler	Kr.	20.000	13.999
Service subscription groundwater pumps	Kr.	5.000	3.500
Service subscription fire alarm system (ABA)	Kr.	90.000	62.997
Service Subscription Emergency Lighting	Kr.	20.000	13.999
Service subscription Pool in atrium	Kr.	5.000	3.500
Service subscription brandmateriale	Kr.	9.000	6.300
Building network	Kr.	40.000	27.999
Cable TV/Hybridnet	Kr.	145.000	101.495
Repair of external blinds	Kr.	5.000	3.500
Repair of ventilation	Kr.	80.000	55.998
Elevator repair	Kr.	30.000	20.999
Sprinkler repair	Kr.	15.000	10.500
Repair of basin in atrium	Kr.	5.000	3.500
Repair of ABA systems	Kr.	16.000	11.200
Repair of revolving doors	Kr.	8.500	5.950
Repair/replacement of lighting installations	Kr.	15.000	10.500
Repair plumbing, toilet, shower facilities	Kr.	20.000	13.999
Alarm system repair	Kr.	5.000	3.500

(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

Interior and exterior window cleaning	Kr.	140.000	97.996
Service Subscription Mats	Kr.	18.000	12.599
Renovation	Kr.	220.000	153.993
Provisions for ventilation	Kr.	435.000	304.486
Provisions for lifts	Kr.	150.000	104.995
Service Subscription Guard	Kr.	275.000	192.491
Call-outs	Kr.	100.000	69.997
Building insurance	Kr.	300.000	209.991
Landowners' association	Kr.	500.000	349.984
Fee	Kr.	139.000	97.296
Total excl. VAT	kr.	9.455.511	6.618.563

§ 10.4 The lease's share of the stated expenses is estimated at DKK 6,618,563 p.a. excluding VAT.

§ 10.5 The property costs are distributed among the tenants in the property in proportion to the area of the individual lease in relation to the property's total area above ground level at any given time, which is 16,342.30 m². However, expenses that can only be attributed to one or more of the individual leases in the property are distributed among these tenants in proportion to the gross areas involved. The lease's share is 11,439.10 m2 / 16,342.30 m², but can be changed, cf. § 1. As regards expenses for land tax, cover tax and rat control, the expenses are distributed according to a separately specified distribution figure, as these expenses are assessed in relation to the relevant condominium in which the lease is located. The distribution figure and thus the lease's share is 11,439.10 m2 / 12,679.70 m2 as far as these costs are concerned. The landlord is entitled to change the distribution key in the rental meter, condominium or property areas at any time and without notice, as long as it is not to the detriment of the tenant.

§ 10.6 If the Landlord deems that a Tenant's business will result in an increase beyond the usual in the costs of, for example, refuse collection or other expenses, the Landlord may impose a proportionately larger payment of the expenses in question on the Tenant and thus deviate from the otherwise applicable distribution principles.

§ 10.7 To cover the property expenses, the Tenant pays a monthly advance contribution, which is deducted from the final calculated expense for the financial year in question. This contribution on account may be changed at any time and without notice so that it always covers the actual expenses. The landlord must prepare a budget follow-up at least 1 time a year, so that the actual costs correspond to the on-account contributions to the greatest extent possible.

(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

§ 10.8 The final statement of the property expenses shall be made once a year as of 1 January. At the tenant's request, the landlord must document the expenses incurred.

§ 10.9 If, as a result of an error or oversight, the Landlord has omitted to include an expense item in the accounts or included this with an amount that is too small, the Landlord is notwithstanding

The amount of this is entitled either to transfer the omitted item of expenditure or a possible difference to the following consumption accounts or to collect the amount when the error is found.

§ 10.10 The tenant has been made aware that new legislation has been adopted in the area of taxation and determination of public valuation for commercial properties and residential rental properties. The new property valuation and tax system means that the tax base for the property in which the lease is located will be determined in the future on the basis of completely new valuation principles. The new rules for taxation entered into force on 1 January 2022 with adopted transitional arrangements until 2026, when the tax restructuring is expected to be implemented in its entirety.

The tenant has been made aware of and accepts that the implementation of the new tax system means that the tax base and the derived taxes for the property will probably be changed in the future. The detailed tax consequences for the property and thus indirectly for the Tenant are still unknown. In the municipalities that levy cover tax, further increases in property taxes are to be expected. The parties have agreed that the Landlord is not responsible for any increase in the property's property taxes, including land tax and fees. The Landlord is therefore entitled – regardless of the time – to collect property taxes, including land tax and fees from the Tenant for the relevant rental period, if the property tax paid on account, including land tax and tax collected by the Danish Tax Agency has been assessed too low in relation to a new property assessment. The Landlord must submit his/her claim for additional collection against the Tenant no later than in connection with the Landlord's calculation of the eviction claim against the Tenant.

The Tenant is separately made aware that the Landlord has not received the correct or final property tax ticket for 2025 for the condominium of which the lease is a part, which is why the estimates stated in section 10.1 regarding land tax, cover tax and rat control have been made on the basis of the property tax ticket for 2023 for the condominium. The landlord thus makes a separate reservation to carry out post-collection and any adjustment of the amount on account if this proves necessary in relation to the final assessed amounts. The Tenant shall be entitled to appeal the property valuation on behalf of the Landlord and the Landlord shall immediately submit the property valuation to the Tenant when it is received. Costs associated with any complaint are borne by the Renter.

§ 11.

Other expenditure and types of expenditure

§ 11.1 In addition to the rent, cf. section 8, and the expenses mentioned in sections 9, 10 and 12, the Renter must pay the following expenses directly to the supplier:

(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

•
Electricity consumption in the rented apartment.
•
Disposal of company waste. The placement of waste containers must be done according to the Landlord's instructions.

§ 11.2 If, despite the direct customer relationship between the Renter and the supplier, the Landlord is liable to the supplier for any of the above-mentioned deliveries, the Landlord may demand a separate deposit as security for the Renter's payments.

§ 12

Shared facilities

§ 12.1 In the property, the Tenant, like the other Tenants in the property, has access to common facilities including a canteen, common meeting rooms, etc. The tenant is obliged to participate in the operation of these common facilities and to participate in the tenant committee.

The landlord guarantees that the property has a jointly serviced canteen arrangement and a serviced meeting center and auditorium.

Common costs are paid in addition to the rent in section 8, heating and hot water § 9, expenses for the profit and loss account § 10 and other expenses § 11.

§ 12.2 For the tenants' association accounts 2025, the expenses for the tenants' association are budgeted as follows:

The property's area above ground:		16.342,30
The lease's share above ground:			11.439,10
Expenses:		The property's share	Share of the lease
Planting	Kr.	135.000	94.496
Cleaning of common areas incl. can-thaw	Kr.	1.300.000	909.959
Porcelain, etc.	Kr.	75.000	52.498
Heat consumption for the canteen	Kr.	95.000	66.497
Subscriptions to the canteen	Kr.	262.000	183.392
Repair and maintenance of the canteen	Kr.	150.000	104.995
Telephone for the kitchen	Kr.	32.000	22.399
Furniture for the kitchen	Kr.	10.000	7.000

(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

Booking system service	Kr.	55.000	38.498
Provisions TV screens	Kr.	18.000	12.599
Fee	Kr.	29.000	20.299
Total excl. VAT	kr.	2.161.000	1.512.633

§ 12.3 The lease's share of the expenses for the tenant committee is estimated at DKK 1,512,633 p.a. excluding VAT.

§ 12.4 The costs of the common facilities are distributed among the tenants in the property in proportion to the area of the individual lease in relation to the property's total area above ground at any given time, which is 16,342.30 m². However, expenses that can only be attributed to one or more of the individual leases in the property are distributed among these tenants in proportion to the gross areas involved. The lease's share is 11,439.10 m2 / 16,342.30 m², as long as it is not to the detriment of the tenant.

§ 12.5 The final statement of expenses for the tenant committee is made once a year, as of 1 January.

§ 13.

Pristals/Percent Regulation

§ 13.1 The rent (excluding the rent supplement) is adjusted once a year with the percentage change in the net price index. The percentage is calculated to two decimal places. The net price index used has 2015 = 100 and is defined in more detail in Consolidated Act No. 76 of 3 February 1999.

§ 13.2 The adjustment shall take place every year on 1 July accumulating on the basis of the rent in force at the time of adjustment with the percentage change in the net price index. The first adjustment for the total lease will take place on 1 July 2026 on the basis of the percentage change in the net price index from 1 April 2025 to 1 April 2026.

§ 13.3 If the statutory order on the calculation of the net price index or the calculation methods therefor is amended, the adjustment of the rent shall be made in accordance with rules that correspond as closely as possible to the principles applicable in the above-mentioned Act and the principles currently applied.

§ 13.4 Even if the Landlord forgets to make one or more adjustments to the rent in accordance with this provision, the Landlord does not lose the right to make the forgotten adjustments at any later time and thus demand the Tenant the resulting rent increase with retroactive effect, unless the Landlord has expressly waived this.

(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

§ 13.5 If the annual rent is adjusted to the market rent, cf. § 15, or is adjusted as a result of taxes and duties, cf. § 12, and is otherwise adjusted as a result of improvements or other adjustment provisions that may be introduced by changes in the rental legislation, the net price index adjustment shall continue so that the net price index adjustment is calculated on the basis of the new regulated rent.

§ 14.

Adjustment of rent to market rent

§ 14.1 Each party may demand that the rent (excluding the Rent Supplement) be adjusted to the market rent in accordance with the rules in Section 13 of the Commercial Lease Act, however, no earlier than 1 July 2035.

§ 14.2 Market rent does not only mean the rent that can be obtained by letting the lease for the use stipulated in this contract, but also the rent that can be obtained by letting for another use.

§ 14.3 The tenant will never be able to demand a reduction in the rent to an amount lower than the rent at the commencement of the lease with the addition of adjustments in accordance with § 13.

§ 15.

Maintenance and renewals

§ 15.1 Expenses for maintenance of the property's building envelope, which means the roof, facades and the exterior of doors and windows – except shop doors and windows – are covered

Finally, by the landlord, whereas other maintenance, cleaning and renewal expenses are paid by the tenants through the property accounts, cf. section 10.

§ 15.2 Any internal cleaning and maintenance of the lease is thus the responsibility of the Tenant. The tenant's duty of maintenance includes, among other things, renewal of paint, wall cladding, whitening, floor coverings, etc., maintenance and replacement of locks, keys, fittings, windows, taps, sinks and toilet bowls and other sanitary installations, electrical installations, including white goods and fittings of all kinds, cleaning of water traps with drains from sinks, and cleaning and maintenance of all other installations in the rented premises. The aforementioned enumeration of the elements of the Tenant's maintenance obligation is not exhaustive, but only examples.

§ 15.3 Any internal cleaning and maintenance of the Tenancy as a result of deterioration through wear and tear is the responsibility of the Tenant and must be carried out as often as necessary for the sake of the nature of the property and the rented property.

§ 15.4 The Landlord may require the Renter to have the maintenance and repair work carried out immediately when a defect has been detected.

(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

§ 15.5 If the Renter does not fulfil a maintenance or repair work required of him without postponement after being requested in writing by the Landlord, the Landlord may have the work carried out at the Renter's expense.

§ 15.6 The tenant may not demand a reduction in the rent or any form of compensation for the time spent on the above-mentioned maintenance, repair and/or rebuilding work. However, the Landlord is liable for damages according to the general rules of Danish law if the work that is the responsibility of the Landlord in this connection is of such a scope that they exclude the Renter from carrying out his business.

§ 15.7 The landlord is entitled, but not obligated, to carry out an annual review of the rented property and the property in general with a view to assessing the state of maintenance, etc.

§ 15.8 The landlord is entitled to initiate work both inside and outside the leased premises in accordance with the rules in Chapter 5 of the Commercial Lease Act. Changes that significantly and permanently change the identity of the rented property require the Renter's consent.

§ 16.

House rules and use of outdoor and common areas

§ 16.1 It is the Tenant's responsibility to observe that there is good order in and around the rented property, and that this is managed in such a way that the interests of the Landlord and the other tenants are not violated, thereby emphasizing in particular that the Tenant must handle the rented property and its accessories properly as well as the property in general,

that bicycles may not be parked outside the designated and designated racks. Cars belonging to the Renter and his staff and visitors may only be parked on the property according to the Landlord's instructions.

§ 16.2 The Landlord may at any time draw up house rules and regulations that the Tenant is obliged to strictly observe.

§ 16.3 If the Renter, without the Landlord's approval or in violation of the terms of such agreement, erects signs, flagpoles, awnings or the like on or near the property, cf. hereby § 2 of the Contract, the Landlord is entitled to remove the items in question at the Renter's expense and risk without prior notice. In the same way, the Landlord is entitled to remove effects, such as advertisements, clothes racks, display cabinets, etc., which the Tenant has erected in the property's outdoor and/or common

(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

areas without the Landlord's approval or in violation of the terms of such a law. Such removed items are stored by the Landlord at the Renter's expense and risk.

§ 16.4 The Tenant's failure to comply with the Landlord's instructions and requirements with regard to signage, advertising, clothes racks, display cabinets, etc. is considered a material breach of the tenancy and entitles the Landlord to terminate and terminate it in accordance with the rules of the Commercial Tenancy Act, Chapters 11 and 12.

§ 16.5 The Tenant undertakes to vacate storage rooms that also function as security rooms within the legal time frame in force at any given time.

§ 16.6 Regardless of whether part of the property's common area is included in the gross area of the leased property, the Landlord has the sovereign disposal of all common areas as well as of all outdoor areas, be it pavements, courtyards and all other common areas, e.g. stairs, elevations, etc. This means that the Landlord has the sovereign disposal of these areas, including for the benefit of third parties and both for remuneration and without remuneration. For example, the landlord is allowed to rent out for advertising spaces, mobile antennas, etc.

§ 17.

Responsibility and risk

§ 17.1 The tenant takes care of taking out commercial insurance covering fire, theft and operating loss before the date of entry into force, i.e. before the furnishing of the rented premises with furniture, etc., covering fire, theft and operating losses.

§ 17.2 Should damage occur to the Tenant's property (e.g. furniture, etc.) during the term of the tenancy as a result of errors, defects or omissions in the rented property, the Landlord can only be held liable for this if the Landlord has acted negligently.

§ 17.3 If the Landlord is liable for damages pursuant to the above, the liability per event of damage may not exceed an amount corresponding to the deposit currently paid by the Renter at the time of the damage.

§ 18.

Moving out and returning the rented property

§ 18.1 At the end of the lease, the Tenant must no later than 12 noon on the day the leased property is vacated, even if it is a public holiday or the day before a public holiday, return the rented property with what belongs to it, in the same condition as at the time of handover, which means newly renovated in accordance with § 7, Appendix 4a (The Original Areas) and Appendix 3.2 and Appendix 4b (The New Areas), i.e. freshly painted on all paintable surfaces, with newly treated floor surfaces and all installations cleaned and in full functional condition and otherwise well maintained and cleaned. The departing Tenant is obliged to pay rent for the time it takes to renovate the premises.

(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

§ 18.2 Any of the parties may demand that a joint inspection of the rented property no later than 14 days before the moving date is held in order to agree on the scope and implementation of the Tenant's renovation obligation. If renovation has not been carried out – or in the Landlord's discretion not carried out satisfactorily – before the tenant's handover, the renovation will take place at the Landlord's request and at the Tenant's expense. The Landlord may instead demand that the Tenant's lack of renovation obligations be capitalised and that the amount thus determined is paid in cash by the Tenant at the end of the lease. In that case, the Tenant is not entitled to have the tenancy further renovated. Immediately after this inspection has been carried out, the Landlord and the Tenant each obtain two offers from recognised craftsmen for the execution of the described renovation work and technician fees.

§ 18.3 If the parties cannot reach agreement on the cost of renovation work and technical fees and/or the time spent on the repair, cf. §§ 18.1 and § 18.2, either party may request the appointment of an expert who is appointed by the Danish Institute of Arbitration. The appraiser finally determines the cost of renovation work and technician fees as well as the renovation period that is included in the renovation. The costs of the Danish Institute of Arbitration and the expert are shared between the parties.

§ 18.4 The Tenant's alterations to or special furnishings in the rented premises must be removed and the premises restored, unless the Landlord decides that the special furnishings must remain in the Lease, in which case these must be handed over in the same good condition as the rest of the Lease.

§ 18.5 The Renter is obliged to hand over all keys to locks in doors etc., including such locks that the Renter has placed himself.

§ 18.6 Everything that the Tenant has installed or may later install of furniture in the rented premises, such as counters, cabinets, tables, machines, etc., belongs to the Tenant and must be taken with him at the end of the lease, and a complete restoration must be carried out after removal.

§ 18.7 It has been agreed between the parties that the time limit in section 74(2) of the Commercial Lease Act is set at 3 months.

§ 19.

Tenancy law

§ 19.1 The tenant has a right to pre-lease vacant premises in the property. The tenant has 14 days to return to the landlord's enquiry about a possible pre-tenancy right. Premises must offer on market terms. If the tenant does not return within 14 days, the landlord has the right to rent to another party.

(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

§ 20.

VAT

§ 20.1 All services under this lease are subject to the VAT rate applicable at any given time.

§ 21.

Disputes

§ 21.1 Any dispute that may arise in connection with this lease must be brought before the housing court of first instance.

§ 21.2 However, disputes concerning the Tenant's obligations to repair the Tenant in accordance with clause 20 of the contract shall be settled by an expert appointed by the Danish Institute of Arbitration.

§ 22.

Registration and costs

§ 22.1 If the Tenant has acquired greater rights under this contract than are due to the Tenant under the Commercial Lease Act, he is entitled to have an extract of the lease registered on the property matr.nr on his own initiative. 5ac, Hellerup, however, with respect to current and future burdens, easements and without prejudice for current and future mortgage liens.

§ 22.2 The contract may be cancelled at the request of the Landlord either upon presentation of the Tenant's termination, the Landlord's termination or a printout of the bailiff's book confirming the Tenant's eviction of the tenancy, or the Landlord in some other way proves that the Tenant has vacated the tenancy. The tenant bears any costs in the event of cancellation.

§ 22.3 The parties shall each bear their own costs in connection with the negotiation and preparation of this lease agreement, including fees for their own advisers, lawyer, etc.

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Annex:

1.
Drawing dated 28.05.2025
2.
Energy label

(NON-OFFICIAL ENGLISH TRANSLATION) Exhibit 4.5

3.
The Danish Business Authority's checklist

3.2 Move-in report – the new areas

4a. Technical description – The original areas 4b. Technical description – The new areas

5.
Tenants' association statutes
6.
Drawing parking spaces
7.
Sign plan
8.
Moving out stall

The original copy of the contract remains with the Landlord, with the Renter receiving a copy

Hellerup, the , the

For the landlord: As a tenant:

/s/ Nikolaj Stampe /s/Michael Wolff Jensen

/s/ Thomas Ringstrøm /s/ Lotte Sønderbjerg

Authorised to subscribe for Authorised to subscribe for

Tuborg Havnevej I/S Ascendis Pharma A/S